AMENDMENT NUMBER 1
TO THE
STANDARD MICROSYSTEMS CORPORATION
SEVERANCE PLAN

WHEREAS, Standard Microsystems Corporation (“SMSC” or the “Company”) maintains a Severance Plan that was originally established effective as of January 1, 1986, and was identified as Plan Number 506 (the “Severance Plan” or the “Plan”); and

WHEREAS, SMSC acknowledges that the Severance Plan is a “welfare plan” as defined under Section 3(1) of the Employee Retirement Income Security Act of 1976, as amended (“ERISA”); and

WHEREAS, the Plan was last amended and restated effective as of August 11, 1999, as executed on such date; and

WHEREAS, the American Jobs Creation Act of 2004 (“AJCA”) enacted new Section 409A of the Internal Revenue Code (the “Code”); and

WHEREAS, Section 409A applies to all forms of deferred compensation, including benefits that may be payable under the SMSC Severance Plan; and

WHEREAS, SMSC wishes to amend the Severance Plan to make certain changes to comply with Section 409A and to clarify other provisions of the Plan; and

WHEREAS, Section 22 of the Plan retained the right for SMSC to amend, modify or terminate the Plan within the complete discretion of the Vice President of Human Resources; and

WHEREAS, SMSC nevertheless wishes to obtain and/or has obtained the approval of the Board of Directors to make all changes provided in this Amendment Number 1 to the SMSC Severance Plan.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.	Effective Date. The effective date of this Amendment shall be January 1, 2005 to comply with the provisions of Section 409A.

2. Definitions. The following new definitions shall be added to Section 3 of the Plan.

f.	“Change in Control”, as defined in Section 9(b) of the Plan, shall be modified to also include the first to occur of any event described as either a change in ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as defined under Section 409A of the Code.

g.	“Key Employee” means any officer earning over $140,000 in 2006 (with a limit of no more than 50 employees, or if less, the greater of 3 or 10% of all employees); a 5% owner; or a 1% owner having compensation of more than $150,000. For purposes of determining Key Employee status, the Company hereby designates each December 31 as the “identification date” under Section 409A of the Code. Anyone determined to be a Key Employee shall remain a Key Employee for the 12 month period of time after the expiration of 4 months following the determination of Key Employee status. The determination of whether an Eligible Employee is a Key Employee shall be made by the Committee in accordance with the provisions of Section 409A.

h.	“Separation from Service” shall have the meaning set forth in Section 409A of the Code and the regulations thereunder. Consistent with Proposed Treasury Regulation Section 1.409A-1(h), or any subsequent guidance under Section 409A of the Code, no Separation from Service shall occur if an Eligible Employee continues to perform services as a consultant or an Employee in accordance with the following rules:

i.	Leave of Absence. For purposes of Section 409A, the employment relationship is treated as continuing in effect while a Eligible Employee is on military leave, sick leave, or other bona fide leave of absence, as long as the period of leave does not exceed 6 months, or if longer, as long as the Eligible Employee’s right to reemployment with the Employer provided either by statute or contract. Otherwise, after a 6 month leave of absence, the employment relationship is deemed terminated.

ii.	Part-Time Status. Whether or not a termination of employment occurs is determined based upon all facts and circumstances. However, in the event that services provided by an Eligible Employee are insignificant, a Separation from Service shall be deemed to have occurred. For purposes of Section 409A, if an Eligible Employee is providing services to SMSC or any Related Entities at a rate that is at least equal to 20% of the services rendered, on average, during the immediately preceding 3 full calendar years of employment (or such lesser period), and the annual compensation for such services is at least 20% of the average annual compensation earned during the final 3 full calendar years of employment (or such lesser period), no termination shall be deemed to have occurred since such services are not insignificant.

iii.	Consulting Services. Where an Eligible Employee continues to provide services to SMSC or any Related Entities in a capacity other than as an employee, a Separation from Service shall not be deemed to have occurred if the Eligible Employee is providing services at an annual rate that is 50% or more of the services rendered, on average, during the immediately preceding 3 full calendar years of employment (or such lesser period) and the annual remuneration for such services is 50% or more of the annual remuneration earned during the final 3 full calendar years of employment (or such lesser period).

i.	“Specified Employee” means a Key Employee who is employed by SMSC or any Related Entities which has its stock publicly traded on an established securities market.

3.	Basic Severance Benefit. The Basic Severance Benefit under the SMSC Severance Plan provides for a maximum benefit equal to 15 weeks of payments to any Eligible Employee after they have completed 15 Years of Service or more. This benefit could never continue to be paid for a period longer than 21/2 months after the end of the later of the calendar year in which an Eligible Employee is terminated or the end of the SMSC fiscal year ending on the last day of February of each calendar year. Thus, no violation of Section 409A shall occur and no acceleration of payments are required, as further addressed below.

4.	Executive Severance Benefit. An Executive Severance Benefit is payable to certain Eligible Employees, which may be paid up to 6 months following a Change in Control. This benefit could be paid for a period longer than 21/2 months after the end of the later of the calendar year in which an Eligible Employee is terminated or the end of the SMSC fiscal year ending on the last day of February of each calendar year and is subject to Section 409A.

5.	Entitlement to Executive Severance Benefits. Eligible Employees are entitled to the Executive Severance Benefit in the event of a Change in Control. To comply with Section 409A, the definition of Change in Control is modified as identified above.

6.	COBRA Benefits. In addition to the Basic Severance Benefits and the Executive Severance Benefits, Section 10 of the Severance Plan also provides for the payment of COBRA benefits for 3 months following any termination of employment, without extending COBRA coverage. The Company subsidy of this benefit is specifically exempt from Section 409A.

7.	Payment of Benefits. Section 17 of the Severance Plan provides that all benefits are paid in either a single lump sum payment or in weekly, bi-weekly, monthly or other installment periods, in accordance with SMSC’s regular payroll practices, within the “discretion” of SMSC. In order to comply with Section 409A, payment of benefits shall be revised as follows:

“Effective as of the date of this Amendment, all benefits shall be paid on a weekly, bi-weekly or monthly basis in accordance with the Company’s regular payroll practices, which date shall be treated as a “fixed payment date” for purposes of Section 409A. Furthermore, notwithstanding any provisions to the contrary, no payments shall be made unless there is a Separation from Service. All other provisions of Section 17 of the Plan shall continue to apply.”

8.	Change in Control. Section 9.b. of the Plan is hereby amended to insert the words “,within one (1) year from the “Change in Control,”” after the word “followed” on the third line of Section 9.b.

9.	Acceleration of De Minimus Payments. Notwithstanding any provisions in the Severance Plan or this Amendment to the contrary, if any severance benefits to be paid are equal to or less than $10,000 (exclusive of the COBRA subsidy), they shall be paid in a single lump sum cash payment as soon as reasonably practicable following a Separation from Service.

10.	Delay in Payment for Eligible Employees. To the extent that an Eligible Employee would receive any payment hereunder that would violate Section 409A, in no event shall any such payment be made within 6 months after the Eligible Employee’s Separation from Service. Any and all payments that are required to be made within such 6 month period shall be delayed until the first day of the 6th month after a Separation from Service occurs and shall retroactively be paid to make the Employee whole for any lost benefits. To the extent that an Eligible Employee is required to pay for the cost of any health or other benefits to keep them in full force and effect during the 6 month delay period for Eligible Employees, the Eligible Employee shall also be reimbursed for such out-of-pocket expenses as of the first day of the 6th month after a Separation from Service, retroactively, to make the Eligible Employee whole for any out-of-pocket costs. To the extent any payments are delayed for any Eligible Employees, they shall receive interest on such delayed payments equal to the prime rate determined as of the first day of the month in which a Separation from Service shall occur, plus 2%.

11.	Section 409A. In the event that any termination would cause any payments to be paid beyond 21/2 months following the end of the later of 21/2 months after the end of the Plan Year or the SMSC fiscal year (i.e., the last day of February) in which a termination occurs, a final payment equal to the balance owed shall be made prior to the 21/2 month period following the applicable Termination Date, in order to rely upon the “short-term deferral rule” under Section 409A to avoid any unintended form of deferred compensation.

12.	Compliance With the Code. The Severance Plan is intended to comply with the provisions of Section 409A and all other provisions of the Code. If there is any discrepancy between the provisions of this Severance Plan and the provisions of Section 409A, this discrepancy shall be resolved in a manner as to give full effect to the provisions of Section 409A of the Code.

13.	Violation of Section 409A. All Eligible Employees shall be informed that in the event of any violation of Section 409A of the Code, severance and other payments may be subject to income taxes, a 20% excise tax, and an underpayment of interest penalties. All Eligible Employees shall also be informed that the amount of their benefits under the Plan may be reported to the IRS, as required for nonqualified deferred compensation programs.

14.	Employment and Severance Agreements, and Offer Letters. Sections 7 and 28 of the Severance Plan provides that to the extent an Eligible Employee is entitled to any severance benefits under any separately negotiated agreements, no benefits are payable under the Severance Plan. The following new Section 28 shall be incorporated into the Plan as follows, and the language in Section 7 is superceded by this new Section 28:

“Notwithstanding any provisions to the contrary, if any Eligible Employee is entitled to any severance benefits under any separately negotiated employment or severance agreements, or offer letters, no benefits shall be payable under the Severance Plan unless provided otherwise in any such separate agreement or letter. However, in the event that any separate Agreement or letter provides for any additional benefits, including benefits provided under the Severance Plan, in no event shall any Eligible Employee receive benefits which are determined to be duplicative, within the discretion of the Committee. In the event of any conflict in benefits, the Committee, within its discretion, shall provide an Eligible Employee with the greater of the benefits provided under the Severance Plan or any separately negotiated agreement or letter.”

15.	Plan Number. Section 30 of the Severance Plan provides that the Plan Number assigned to the Plan for purposes of Internal Revenue Service from 5500 filings is 506. The Plan Number was previously changed to 505, in order to consolidate all Form 5500s. This change became effective on or about January 1, 2003.

This Amendment Number 1 is hereby executed the 22nd day of March, 2007.

STANDARD MICROSYSTEMS CORPORATION

Date: March 22, 2007	By: /s/ Steven J. Bilodeau

Steven J. Bilodeau
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